Exhibit 99.1
NEWS RELEASE
February 21, 2007
FOR IMMEDIATE RELEASE
Washington, DC
Contact:	Scott R. Royster, EVP and CFO
(301) 429-2642
RADIO ONE, INC. Announces Voluntary Review of Stock Option Accounting
Washington, DC: — Radio One, Inc. (NASDAQ: ROIAK and ROIA) today announced that, in connection with the preparation of its financial statements for the year ended December 31, 2006, it is reviewing its historical stock option granting practices from May 5, 1999 (the date of Radio One’s initial public offering) to date. Radio One is being assisted in its review of certain historical stock option grants by outside counsel.
Based on the review conducted to date, management has preliminarily concluded that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), the correct measurement dates for certain stock option grants made by Radio One during the period 1999 to 2005 differ from the measurement dates previously used to account for such option grants. In light of these preliminary findings, management and Radio One’s audit committee anticipate that Radio One will be required to restate its historical financial statements to record additional non-cash stock-based compensation expense with respect to those stock option grants over the vesting periods of the options. Radio One’s review is not yet complete, and management has not reached a final conclusion regarding the full extent of the accounting errors associated with its historical stock option granting practices or the full amount of the additional non-cash stock-based compensation expense that Radio One will be required to recognize; however, management and the audit committee currently believe that the amount of such additional non-cash expense will be material to operating results for years 1999 through 2003. In addition, management and the audit committee have also determined that additional non-cash stock-based compensation expense should have been recorded in accordance with APB 25 in 2004 and 2005, although the amount of such non-cash stock-based compensation expense is currently not expected to be material to operating results for either of these years. Radio One does not currently expect any adjustments to stock-based compensation expense recorded in 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” Radio One does not expect that the restatement will have an impact on its previously reported revenues, cash flows or total stockholders’ equity.
As a result of the preliminary findings, on February 14, 2007, Radio One’s audit committee concluded, and Radio One’s full board of directors concurred with the conclusion, that Radio One’s financial statements and the related reports or interim reviews of its independent registered public accounting firm, and all earnings press releases and similar communications issued by Radio One for fiscal periods commencing on or after January 1, 1999, should no longer be relied upon.
Radio One has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period. The impact of this matter on Radio One’s internal control over financial reporting and disclosure controls and procedures is also being evaluated by Radio One. The full impact of the restatement will be set forth in Radio One’s annual report on Form 10-K for the fiscal year ended December 31, 2006. Radio One’s management has discussed the matters described in this report with Ernst & Young, its independent registered public accounting firm.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management’s current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements include views regarding the status and preliminary conclusions of Radio One’s review of its historical stock option grant practices and related accounting, the expected impact and consequences of this review, including the expected restatement of Radio One’s historical financial statements, and the time for completing the process. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the timing, results and final conclusions of the audit committee’s review of Radio One’s stock option grant practices; the determination of other restatement items beyond non-cash stock-based compensation expense; changes to the anticipated scope of the issues beyond the timing and accuracy of measurement dates for option grants; tax issues or liabilities that relate to adjustments to the measurement dates associated with Radio One’s stock options; or management’s conclusions regarding the effectiveness of Radio One’s internal control over financial reporting and disclosure controls and procedures. Radio One does not undertake to update any forward-looking statements.
Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2005 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One owns and/or operates 70 radio stations located in 22 urban markets in the United States and reaches approximately 14 million listeners every week. Additionally, Radio One owns interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Radio One also operates the only nationwide African-American news/talk network on free radio and programs “XM 169 The POWER,” an African-American news/talk channel, on XM Satellite Radio.